Form 10-K, Exhibit 13
period 1995-12-31
AMERICAN INCOME 3 LTD PARTNERSHIP
filed 1996-04-01
CIK 742103


                                                            -1-
                      AMERICAN INCOME 3 LIMITED PARTNERSHIP

                          ANNUAL REPORT TO THE PARTNERS




                                                                                                                       Page
SELECTED FINANCIAL DATA                                                                                                  2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                                                                    3-4

FINANCIAL STATEMENTS:

Report of Independent Auditors                                                                                            5

Statement of Net Assets in Liquidation
at December 31, 1994                                                                                                     6

Statement of Changes in Net Assets in Liquidation
for the year ended December 31, 1995
and for the period July 1, 1994 to December 31, 1994                                                                     7

Statement of Operations
for the period January 1, 1994 to June 30, 1994
and for the year ended December 31, 1993                                                                                  8

Statement of Changes in Partners' Capital
for the period January 1, 1994 to June 30, 1994
and for the year ended December 31, 1993                                                                                  9

Statement of Cash Flows
for the period January 1, 1994 to June 30, 1994
and for the year ended December 31, 1993                                                                                 10

Notes to the Financial Statements                                                                                     11-16


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                                                                 17

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                                                                 18

Schedule of Costs Reimbursed to the
General Partner and its Affiliates as
Required by Section 9.4 of the Amended
and Restated Agreement and Certificate of
Limited Partnership                                                                                                     19



                             SELECTED FINANCIAL DATA


        The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

        For each of the five years in the period ended December 31, 1995:


         Summary of
         Operations                   1995               1994               1993                1992               1991
- ---------------------------      -------------      -------------       -------------      -------------      ---------

Lease revenue                               --      $     171,215       $     405,120      $     830,280      $   1,697,964

Net income (loss)                           --      $     289,088       $    (817,168)     $     240,559      $  (1,000,957)

Per Unit:
     Net income (loss)                      --      $        3.54       $      (10.00)     $        2.94      $       (12.25)

 Cash distributions              $        2.50      $       24.37       $       12.50      $       20.07      $       25.30


          Financial
          Position

Total assets                                --      $     610,342       $   2,464,254      $   4,300,877      $   5,975,692

Total long-term
 obligations                                --                 --                  --                 --      $       5,756

Partners' capital                           --      $     397,816       $   2,100,214      $   3,938,658      $   5,338,267


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1995 compared to the year ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993


Overview

        On July 1, 1994, the General Partner initiated the liquidation of American Income 3 Limited Partnership ("the Partnership"). The Partnership was organized in 1986 to acquire and lease a diversified portfolio of capital equipment to third-party lessees and to distribute the net proceeds from operating and remarketing activities, after satisfaction of all expenses and debt service obligations, to the Partners. The Partnership was capitalized with $20,221,250 of equity from the Limited Partners and $50,000 of equity from the General Partner and acquired $34,595,921 of equipment, subject to related indebtedness. All of the Partnership's equipment was sold by the end of 1994. Dissolution of the Partnership occurred on December 29, 1995.

Results of Operations

        The Statement of Changes in Net Assets in Liquidation is presented for the year ended December 31, 1995 and reflects the liquidation of assets during the period. Accordingly, a comparison between current and prior year reporting periods is not meaningful and is not presented.

        For the year ended December 31, 1995, the Partnership recognized $10,710 of interest income generated from the temporary investment of cash. Operating expenses paid or accrued consisted principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing and distribution expenses. These charges amounted to $66,404 during the year ended December 31, 1995.

Liquidity and Capital Resources

        Prior to its dissolution on December 29, 1995, cash transactions resulted from the receipt of interest income on short-term investments and the payment of operating expenses, discussed above.

        On October 31, 1995, the General Partner as trustee (the "Trustee") executed a Declaration of Trust establishing a Liquidating Trust (the "Trust") to satisfy any unforeseen expenses of the Partnership that may arise after the dissolution date as a result of the Partnership's equipment leasing activities. Organization of the Trust has the additional benefit of terminating the Partnership's income tax reporting obligations after 1995. The General Partner transferred $100,000 on September 29, 1995, representing a liquidating distribution, into a non-interest bearing custodian account (the "Account") of the Trust. The remainder of the Partnership's operating cash of $65,590 was transferred into the Trust Account on December 29, 1995. The transferred amount included $27,723 of accrued expenses which were paid in 1996. Amounts held in the Trust Account will be reserved for a period not to exceed seven years (or such shorter time as counsel for the Partnership advises will be sufficient to assure that all claims against the Partnership have been presented). To the extent that the balance of the Trust Account exceeds the ultimate liabilities of the Partnership, the General Partner will distribute such remaining balance to the beneficiaries of the Trust Account, which beneficiaries will consist of the General Partner and the Limited Partners in accordance with their respective percentage ownership interests in the Partnership as of the dissolution date.

        For the year ended December 31, 1995, the Partnership declared total cash distributions payable to partners of $204,255. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), the Limited Partners were allocated 99% of these distributions, or $202,212 and the General Partner was allocated 1%, or $2,043. Since inception, the Partnership has distributed $21,002,832 to the Limited Partners and $212,150 to the General Partner. Additionally, the Partnership transferred $137,867, representing a liquidating distribution, into the Account of the Trust as described above. The Partnership declared no cash distribution for the quarters ended September 30, 1995 and December 31, 1995 and will make no further quarterly distributions of cash to its Partners, except as may be available in the Trust Account (described above) after all liabilities of the Partnership have been paid. Cash distributions paid to the Limited Partners consist of both a return of and a return on capital.

                         REPORT OF INDEPENDENT AUDITORS



To the Partners of American Income 3 Limited Partnership:

        We have audited the accompanying statement of changes in net assets in liquidation of American Income 3 Limited Partnership for the year ended December 31, 1995, the statement of net assets in liquidation as of December 31, 1994 and the related statement of changes in net assets in liquidation for the period from July 1, 1994 to December 31, 1994. In addition, we have audited the statements of operations, changes in partners' capital, and cash flows for the period from January 1, 1994 to June 30, 1994 and for the year ended December 31, 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As described in Note 1 to the financial statements, the Partners of American Income 3 Limited Partnership approved a plan of liquidation on June 30, 1994, and the Partnership commenced liquidation shortly thereafter. As a result, the Partnership has changed its basis of accounting for periods subsequent to June 30, 1994 from the going-concern basis to a liquidation basis. The liquidation was completed and the Partnership was dissolved on December 31, 1995.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the statement of changes in net assets in liquidation of American Income 3 Limited Partnership for the year ended December 31, 1995, the statement of net assets in liquidation as of December 31, 1994, the statement of changes in net assets in liquidation for the period from July 1, 1994 to December 31, 1994, and the results of its operations and its cash flows for the period from January 1, 1994 to June 30, 1994 and for the year ended December 31, 1993. In conformity with generally accepted accounting principles on the basis described in the preceding paragraph.

        Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Partners is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.






                                                             ERNST & YOUNG LLP






Boston, Massachusetts
March 12, 1996

                 The accompanying notes are an integral part of

                           these financial statements.

                                                           -10-
                      AMERICAN INCOME 3 LIMITED PARTNERSHIP

                     STATEMENT OF NET ASSETS IN LIQUIDATION
                                December 31, 1994



ASSETS

Cash and cash equivalents                                                                                     $     604,724

Accounts receivable - affiliate                                                                                       5,618
                                                                                                              -------------

     Total assets                                                                                             $     610,342
                                                                                                              =============




LIABILITIES

Accrued liabilities                                                                                           $       3,000
Accrued liabilities - affiliate                                                                                       5,271
Cash distributions payable to partners                                                                              204,255
                                                                                                              -------------

     Total liabilities                                                                                              212,526

     NET ASSETS                                                                                               $     397,816
                                                                                                              =============





                      AMERICAN INCOME 3 LIMITED PARTNERSHIP

                STATEMENT OF CHANGES IN NET ASSETS IN LIQUIDATION



                                                                  For the Year                           For the Period
                                                                  Ended                              July 1, 1994 to
                                                                  December 31, 1995                     December 31, 1994
     -----------------------------------------------------------------------------------             --------------------

Lease revenue                                                     --                   $             26,720

Interest income                                                   $               10,710                             28,835

Other income                                                      --                                 15,000

Gain on sale of equipment                                                             --                            494,287
                                                                  ----------------------             ----------------------

                                                                                  10,710                            564,842


Cash distributions                                                               204,255                            970,211

Liquidating distribution                                                         137,867             `                   --

Depreciation                                                      --                                 88,589

Interest expense - affiliate                                                          --                             10,630

Equipment management fees - affiliate                                                 --                              1,336

Operating expenses - affiliate                                                    66,404                             24,462
                                                                  ----------------------             ----------------------


     Net decrease in net assets in
         liquidation during the period                                          (397,816)                          (530,386)

     Net assets in liquidation at
         the beginning of the period                                             397,816                            928,202
                                                                  ----------------------             ----------------------

     Net assets in liquidation at
         the end of the period                                                                  --   $
                                                                  ================================   =
397,816


Cash distributions declared per
     limited partnership unit                                     $                         2.50
                                                                  ==============================
$                      11.87
============================






                      AMERICAN INCOME 3 LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
               for the period January 1, 1994 to June 30, 1994 and
                      for the year ended December 31, 1993



                                                                                1994                                1993
     ----------------------------------------------------------          -------------------             --------------------------

Income:

     Lease revenue                                                         $     144,495                      $     405,120

     Interest income                                                               6,069                              6,504

     Gain on sale of equipment                                                    71,736                             30,166
                                                                           -------------                      -------------

         Total income                                                            222,300                            441,790
                                                                           -------------                      -------------


Expenses:

     Depreciation                                                                288,052                            965,253

     Write-down of equipment                                                          --                            195,000

     Interest expense                                                                 --                                 --

     Equipment management fees - affiliate                                         7,225                             20,256

     Operating expenses - affiliate                                               77,760                             78,449
                                                                           -------------                      -------------

         Total expenses                                                          373,037                          1,258,958
                                                                           -------------                      -------------


Net loss                                                                      $    (150,737)                 $    (817,168)
                                                                              =============                  =============


Net loss
     per limited partnership unit                                          $          (1.84)               $        (10.00)
                                                                            ================                 ===============

Cash distributions declared
     per limited partnership unit                                           $         12.50                 $         12.50
                                                                             ===============                 ===============




                      AMERICAN INCOME 3 LIMITED PARTNERSHIP

                    STATEMENT  OF CHANGES IN  PARTNERS'  CAPITAL  for the period
               January 1, 1994 to June 30, 1994 and
                      for the year ended December 31, 1993


                                                General
                                                Partner                     Limited Partners
                                                Amount                 Units                Amount                 Total

Balance at December 31, 1992                       (88,709)               80,885            4,027,367             3,938,658

Net loss - 1993                                     (8,172)                   --             (808,996)             (817,168)

Cash distributions declared                        (10,212)                   --           (1,011,064)           (1,021,276)
                                            --------------        --------------        -------------         -------------

Balance at December 31, 1993                      (107,093)               80,885            2,207,307             2,100,214

Net loss for the period
 January 1, 1994 to
 June 30, 1994                                      (1,507)                   --             (149,230)             (150,737)

Cash distributions declared                        (10,213)                   --           (1,011,062)           (1,021,275)
                                            --------------        --------------        -------------         -------------

Balance at June 30, 1994                     $    (118,813)               80,885         $  1,047,015         $     928,202
                                             =============        ==============         ============         =============




                      AMERICAN INCOME 3 LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
               for the period January 1, 1994 to June 30, 1994 and
                      for the year ended December 31, 1993

                                                                                   1994                           1993
     ------------------------------------------------------------------------------------------                -------------

Cash flows from operating activities:
Net loss      $                                                                 (150,737)                      $  (817,168)

Adjustments to reconcile net loss to net cash from operating activities:
         Depreciation                                                            288,052                            965,253
         Write-down of equipment                                                      --                            195,000
         Gain on sale of equipment                                               (71,736)                           (30,166)

Changes in assets and liabilities Decrease (increase) in:
              rents receivable                                                     5,833                              4,177
              accounts receivable - affiliate                                     34,815                             12,359
     Increase (decrease) in:
         accrued liabilities                                                       3,250                              4,245
              accrued liabilities - affiliate                                     (2,467)                            (4,752)
              deferred rental income                                             (30,322)                             2,328
                                                                           -------------                      -------------

              Net cash from operating activities                                  76,688                            331,276
                                                                           -------------                      -------------

Cash flows from investing activities:
     Proceeds from equipment sales                                             1,458,799                             30,166
                                                                           -------------                      -------------

              Net cash from investing activities                               1,458,799                             30,166
                                                                           -------------                      -------------

Cash flows used in financing activities:
     Principal payments - notes payable                                               --                                 --
     Distributions paid                                                       (1,072,339)                        (1,021,276)
                                                                           -------------                      -------------

              Net cash used in financing activities                           (1,072,339)                        (1,021,276)
                                                                           -------------                      -------------

Net increase (decrease) in cash and
     cash equivalents                                                            463,148                           (659,834)

Cash and cash equivalents at beginning of period                                 106,303                            766,137
                                                                           -------------                      -------------

Cash and cash equivalents at end of period                                 $     569,451                      $     106,303
                                                                           =============                      =============


                      AMERICAN INCOME 3 LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                December 31, 1995



NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

         AMERICAN INCOME 3 LIMITED PARTNERSHIP (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act on December 30, 1983, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing Associates), and $99 from the Initial Limited Partner. The sole General Partner of the Partnership is wholly-owned by American Finance Group ("AFG"), a Massachusetts partnership. On December 17, 1985, the Partnership issued 80,885 limited partnership Units (the "Units") to 1,663 investors, including four Units purchased by the Initial Limited Partner. The General Partner contributed $50,000 in consideration of its general partner interest.

         AFG is a successor to the business of American Finance Group, Inc., a Massachusetts corporation engaged since its inception in 1980 in various aspects of the equipment leasing business. In 1990, certain members of AFG's management, principally Geoffrey A. MacDonald, Chief Executive Officer and co-founder of AFG, established AFG Holdings (Massachusetts) Limited Partnership ("Holdings Massachusetts") to acquire ownership and control of AFG. Holdings Massachusetts effected this event by acquiring all of the equity interests of AFG's two partners, AFG Holdings Illinois Limited Partnership ("Holdings Illinois") and AFG Corporation. Holdings Massachusetts incurred significant indebtedness to finance this acquisition, a significant portion of which was scheduled to mature in 1995.

         On December 16, 1994, the senior lender to Holdings Massachusetts (the "Senior Lender") assumed control of its security interests in Holdings Illinois and AFG Corporation and sold all such interests to GDE Acquisitions Limited Partnership, a Massachusetts limited partnership owned and controlled entirely by Gary D. Engle, President and member of the Executive Committee of AFG. As a result of this transaction, GDE Acquisitions Limited Partnership acquired all of the assets, rights and obligations of AFG from the Senior Lender and assumed control of AFG. Geoffrey A. MacDonald remains as Chief Executive Officer of AFG and member of its Executive Committee.

         Significant operations commenced December 17, 1985 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings were allocated 99% to the Limited Partners and 1% to the General Partner.

        Under the terms of a Management Agreement between the Partnership and AFG, management services were provided by AFG to the Partnership at fees which the General Partner believed to be competitive for similar services. (Also see
Note 4.)

Basis of Presentation

        Beginning July 1, 1994, the General Partner initiated the liquidation of the Partnership in accordance with the Restated Agreement, as amended. Accordingly, the Partnership changed its basis of accounting from a going-concern basis to a liquidation basis. The notes to the financial statements incorporate the six month operating period ended June 30, 1994, the six month liquidation period ended December 31, 1994 and the liquidation period ended December 31, 1995. For purposes of these notes, both reporting periods in 1994 have been aggregated.

                      AMERICAN INCOME 3 LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

        The Partnership considered liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passed to the Partnership. The securities underlying the agreements were book entry securities.

Revenue Recognition

        Rents  were   payable  to  the   Partnership   monthly,   quarterly   or
semi-annually and no significant amounts were calculated on factors other than the passage of time. The leases were accounted for as operating leases and were noncancellable. Rents received prior to their due dates were deferred. All of the Partnership's primary and renewal leases had expired and all of the associated equipment was sold as of December 31, 1994. No future rents are due.

        Revenue from major individual lessees which accounted for 10% or more of lease revenue during each of the years ending December 31, 1994 and 1993 is as follows:


                                                                           1994                               1993
     -----------------------------------------------------------------------------      --------------------------

Taughannock Aviation Corp.                                                 $      71,293                      $     265,200
Helijet Airways, Inc.                                                                 --                      $     119,212


Use of Estimates

        The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease

        All equipment was acquired from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. Equipment cost represented asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price was affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was AFG or an affiliate, asset base price was the lower of (i) the actual price paid for the equipment by AFG or the affiliate plus all actual costs accrued by AFG or the affiliate while carrying the equipment less the amount of all rents earned by AFG or the affiliate prior to selling the equipment or (ii) fair market value as determined by the General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

Depreciation

        The Partnership's depreciation policy was intended to allocate the cost of equipment over the period during which it produced economic benefit. The principal period of economic benefit was considered to correspond to each asset's primary lease term, which term generally represented the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset was held on primary lease term, the Partnership depreciated the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represented estimates of equipment values at the date of primary lease expiration. To the extent that an asset was held beyond its primary lease term, the Partnership continued to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

Accrued Liabilities - Affiliate

        Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities Affiliate. (See Note 4.)

Allocation of Profits and Losses

        For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Limited Partners and 1% to the General Partner). See Note 5 concerning allocation of income or loss for income tax purposes.

Net Income (Loss) and Cash Distributions Per Unit

        Net Income (loss) and cash distributions per Unit are based on 80,885 Units outstanding during each of the three years in the period ended December 31, 1995 after allocation of the General Partner's 1% share of net income (loss) and cash distributions.

Provision for Income Taxes

        No   provision   or  benefit  from  income  taxes  is  included  in  the
accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Reclassification

        Certain reclassifications have been made to the prior year financial statements to conform to the 1994 presentation.

Impact of Recently Issued Accounting Standards

         In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 does not affect the Partnership.



NOTE 3 - EQUIPMENT

        At December 31, 1994, the Partnership had disposed of its entire equipment portfolio.

        As equipment was sold to third parties, or otherwise disposed of, the Partnership recognized a gain or loss equal to the differences between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition.

        The Partnership recorded a write-down of an aircraft carrying value, representing an impairment, during the year ended December 31, 1993. The resulting charge, $195,000 ($2.39 per limited partnership unit) in 1993 was based on a comparison of the estimated net realizable value and the corresponding carrying value for the aircraft.


NOTE 4 - RELATED PARTY TRANSACTIONS

        All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1995, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:

                                                              1995                      1994                       1993
                                                          -------------             -------------             ---------

Equipment management fees                                            --             $       8,561             $      20,256
Interest expense - affiliate                                         --                    10,630                        --
Administrative charges                                    $      15,408                    12,000                    14,955
Reimbursable operating expenses
     due to third parties                                        50,996                    90,222                    63,494
                                                          -------------             -------------             -------------

                              Total                      $       66,404            $     121,413             $      98,705
                                                         ==============            =============             =============

        As provided under the terms of the Management Agreement, AFG was compensated for its services to the Partnership. Such services included all aspects of acquisition and management of equipment. For acquisition services, AFG was compensated by an amount equal to 4.75% of Equipment Base Price paid by the Partnership. For management services, AFG was compensated by an amount equal to the lesser of (i) 5% of gross lease rental revenue or (ii) fees which the General Partner reasonably believed to be competitive for similar services for similar equipment. Both of these fees were subject to certain limitations defined in the Management Agreement. As Payout was not achieved, AFG received no compensation for services connected to the sale of equipment, under its subordinated remarketing agreement.

        Interest expense - affiliate represents interest incurred on legal costs in connection with a state sales tax dispute involving certain equipment owned by the Partnership and other affiliated investment programs sponsored by AFG. Legal costs incurred by AFG to resolve this matter and the interest thereon was allocated to the Partnership and other affected investment programs. Administrative charges represent amounts owed to AFG, pursuant to Section 9.4 of the Restated Agreement, as amended, for persons employed by AFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by AFG on behalf of the Partnership which are reimbursed to AFG.

        All equipment was acquired from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2.

        All rents and proceeds from the sale of equipment were paid directly to either AFG or to a lender. AFG temporarily deposited collected funds in a separate interest bearing escrow account prior to remittance to the Partnership.


NOTE 5 - INCOME TAXES

        The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

        For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (99% to the Limited Partners and 1% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement.

        The following is a reconciliation between net assets in liquidation reported on the financial statements and partners' capital for federal income tax reporting purposes at December 31, 1995 and 1994:

                                                                           1995                               1994
     -----------------------------------------------------------------------------      --------------------------

Net assets in liquidation                                                             --                      $     397,816

Add back selling commissions and
     organization and offering costs                                       $   2,601,875                          2,601,875

Financial statement distributions
     in excess of tax distributions                                                   --                              2,043

Distributions made to liquidating trust                                          137,867                                 --

Tax basis of Partnership Interests in
     excess of net assets of the Partnership                                   1,005,878                          1,005,878
                                                                           -------------                      -------------


Partners' capital for federal income
     tax reporting purposes                                                 $  3,745,620                       $  4,007,612
                                                                            ============                       ============



        On October 31, 1995, the General Partner as trustee (the "Trustee") executed a Declaration of Trust establishing a Liquidating Trust (the "Trust") to satisfy any unforeseen expenses of the Partnership that may arise after the dissolution date as a result of the Partnership's equipment leasing activities. Organization of the Trust has the additional benefit of terminating the Partnership's income tax reporting obligations after 1995. The General Partner transferred $100,000 on September 29, 1995, representing a liquidating distribution, into a non-interest bearing custodian account (the "Account") of the Trust. The remainder of the Partnership's operating cash of $65,590 was transferred into the Trust Account on December 29, 1995. The transferred amount included $27,723 of accrued expenses which were paid in 1996. Amounts held in the Trust Account will be reserved for a period not to exceed seven years (or such shorter time as counsel for the Partnership advises will be sufficient to assure that all claims against the Partnership have been presented). To the extent that the balance of the Trust Account exceeds the ultimate liabilities of the Partnership, the General Partner will distribute such remaining balance to the beneficiaries of the Trust Account, which beneficiaries will consist of the General Partner and the Limited Partners in accordance with their respective percentage ownership interests in the Partnership as of the dissolution date.


NOTE 6 - SUBSEQUENT EVENT

         On January 1, 1995, AFG entered into a series of agreements with PLM International, Inc., a Delaware corporation headquartered in San Francisco, California ("PLM"), whereby PLM would: (i) purchase, in a multi-step transaction, certain of AFG's assets and (ii) provide accounting, asset management and investor services to AFG and certain of AFG's affiliates, including the Partnership and all other equipment leasing programs managed by AFG (the "Investment Programs").

         On January 3, 1996, AFG and PLM executed an amendment to the 1995 agreements whereby PLM purchased: (i) AFG's lease origination business and associated contracts, (ii) the rights to the name "American Finance Group" and associated logo, and (iii) certain furniture, fixtures and computer software. PLM hired AFG's marketing force and certain other support personnel effective January 1, 1996 in connection with the transaction and relinquished its responsibilities under the 1995 agreements to provide accounting, asset management and investor services to AFG, its affiliates and the Investment Programs after December 31, 1995. Accordingly, AFG and its affiliates retain ownership and control and all authority and rights with respect to each of the general partners or managing trustees of the Investment Programs; and AFG, as Manager, will continue to provide accounting, asset management and investor services to the Partnership.

         Pursuant to the 1996 amendment to the 1995 agreements, AFG and certain of its affiliates agreed not to compete with the lease origination business sold to PLM for a period of five years. AFG reserved the right to satisfy all equipment needs of the Partnership and all other Investment Programs and reserved certain other rights not material to the Partnership. AFG also agreed to change its name, except where it is used in connection with the Investment Programs. AFG's management considers the amendment to the 1995 agreements to be in the best interest of AFG and the Partnership.

                      AMERICAN INCOME 3 LIMITED PARTNERSHIP

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                            OF EQUIPMENT DISPOSED

              for the years ended December 31, 1995, 1994 and 1993


      The Partnership classified all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment was sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenue, represented the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.

      The following is a summary of cash excess associated with equipment dispositions occurring in each of the years ended December 31, 1994 and 1993. There were no equipment sales during the year ended December 31, 1995.


                                                                                 1994                               1993
     -----------------------------------------------------------------   ------------      ---------        -----------------

Rents earned prior to disposal of equipment,
     net of interest charges                                               $   6,939,403                      $     381,869

Sale proceeds realized upon disposition
     of equipment                                                              2,439,328                             30,166
                                                                           -------------                      -------------

Total cash generated from rents and
     equipment sale proceeds                                                   9,378,731                            412,035

Original acquisition cost of
     equipment disposed                                                        8,467,614                            273,831
                                                                           -------------                      -------------

Excess of total cash generated to cost
     of equipment disposed                                                 $     911,117                      $     138,204
                                                                           =============                      =============




                      AMERICAN INCOME 3 LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1995




                                                                                     Sales and
                                                          Operations               Refinancings                   Total

Net income (loss)                                      $       (602,071)          $       546,377           $       (55,694)

Other sources and uses of cash:

     Cash at beginning of year                                  604,724                       --                    604,724

     Net change in receivables

     and accruals                                                (2,653)                      --                     (2,653)

Less:

     Cash distributions paid                                         --                  (408,510)                 (408,510)

     Liquidating distribution                                        --                  (137,867)                 (137,867)
                                                       ----------------           ---------------           ---------------

Cash at end of year                                    $                  --      $                  --      $          --
                                                       =====================      =====================      ===============


                      AMERICAN INCOME 3 LIMITED PARTNERSHIP

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1995



        For the year ended December 31, 1995, the Partnership reimbursed the General Partner and its Affiliates for the following costs:



         Operating expenses                                       $       71,424